SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 1, 2002 (February 1, 2002)

NII HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-26649	91-1671412
(State or Other Jurisdiction of Incorporation)	(Commission File Numbers)	(I.R.S. Employer Identification Nos.)

10700 Parkridge Boulevard, Suite 600, Reston, Virginia (Address of Principal Executive Offices)	20191 (Zip Code)

Registrants’ Telephone Number, Including Area Code:	(703) 390-5100

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events.

NII Holdings, Inc. (“NII” or “the Company”) did not make its $41 million interest payment due today on its 12.75% Senior Serial Redeemable Notes due 2010 (the “12.75% Notes”), of which $650 million in aggregate principal amount are outstanding.

In addition, the earlier disclosed forebearance agreements that NII entered into with a majority of the lenders under the Company’s $108 million Argentine bank facility, and with Motorola Credit Corporation (“MCC”) under $382 million of vendor financing facilities, each expired on January 22, 2002 and have not been extended. NII does not currently intend to make any additional payments of principal or interest on these financing facilities. As a result of the expiration of the forbearance agreements, the lenders under the Argentine bank facility and MCC are each free to pursue their respective remedies available as a result of NII’s earlier disclosed default under these facilities, but NII is actively discussing various alternatives with these lenders.

The decision to not make these payments is part of the cash preservation initiatives within the financial restructuring process NII has previously announced it had undertaken. In its latest Form 8-K filing with the Securities and Exchange Commission, the Company announced it was in discussions with its creditors, including the lenders under the Argentine bank facility, MCC, and representatives of holders of its 12.75% Notes, its 12.125% Senior Serial Redeemable Discount Notes due 2008 and its 12.75% Senior Serial Redeemable Notes due 2010, regarding the restructuring of its obligations, including a potential sale of strategic assets, reorganization under Chapter 11 of the United States Bankruptcy Code or other measures, which discussions are continuing, and had retained the investment banking firm Houlihan Lokey Howard & Zukin Capital to assist it in exploring strategic alternatives. There is no assurance that NII will be able to successfully restructure any of its obligations. As a result of its cash preservation initiatives, NII has revised its business plan and in accordance with United States accounting standards expects to record a significant charge in the quarter ended December 31, 2001.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NII HOLDINGS, INC

/s/ ROBERT J. GILKER By: Robert J. Gilker Vice President and General Counsel

Date: February 1, 2002